Exhibit 10.2
ORBITAL TRACKING CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES F CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78 OF THE
NEVADA REVISED STATUTES

The undersigned, Chief Executive Officer of Orbital Tracking Corp., a Nevada corporation (the “Corporation”) DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on December 28, 2015;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, as amended (the “Articles”), to provide by resolution or resolutions for the issuance of 20,000,000 shares of Preferred Stock, par value $0.000l per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue one million one hundred thousand (1,100,000) shares of Series F Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”).

Section 2. Stated Value. Each share of Series F Preferred Stock shall have a stated value of fifty cents ($0.50) (the “Stated Value”).

Section 3. Liquidation.

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series F Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series F Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series F Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation’s common stock (the “Common Stock”). If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series F Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series F Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

Section 4.  Conversion.

(a) Conversion Right. Each holder of Series F Preferred Stock may, from time to time, convert any or all of such holder’s shares of Series F Preferred Stock into fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) in an amount equal to (i) multiplying the number of shares to be converted by the Stated Value thereof, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per share of Series F Preferred Stock (the "Conversion Price") shall be the Stated Value of such share, subject to adjustment as applicable in accordance with Section 8 below.

           (b) Conversion Procedure. In order to exercise the conversion privilege under this Section 4, the holder of any shares of Series F Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series F Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice. At such time as the certificate or certificates representing the Series F Preferred Stock which has been converted are surrendered to the Corporation, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to this Section 4. In case of conversion of only a part of the shares of Series F Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series F Preferred Stock which have not been converted. Until such time as the certificate or certificates representing Series F Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such Series F Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the Series F Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series F Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series F Preferred Stock.

           (c) Maximum Conversion. Notwithstanding anything to the contrary contained herein, a holder of shares of Series F Preferred Stock shall not be entitled to convert shares of Series F Preferred Stock if upon such conversion the number of shares of Common Stock to be received, together with the number of shares of Common Stock beneficially owned by the holder and its affiliates on the conversion date, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation on such conversion date.  For the purposes of the provision in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  The holder shall have the authority and obligation to determine whether the restriction contained in this Section 4(c) will limit any conversion hereunder and to the extent that the holder determines that the limitation contained in this Section applies, the determination of the number of shares of Series F Preferred Stock that are convertible shall be the responsibility and obligation of the holder.

Section 5. Voting.  Except as otherwise expressly required by law, the conversion limitations of Section 4(c) or this Section 5, each holder of Series F Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to one vote for each share of Series F Preferred Stock owned on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law or this Section 5, the holders of shares of Series F Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 6. Other Provisions.   The Corporation and its transfer agent, if any, for the Series F Preferred Stock may deem and treat the record holder of any shares of Series F Preferred Stock and, upon conversion of the Series F Preferred Stock, the Conversion Shares, as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 7. Restriction and Limitations. Except as expressly provided herein or as required by law, so long as any shares of Series F Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series F Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series F Preferred Stock, including without limitation:

(A) Reduce the amount payable to the holders of Series F Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series F Preferred Stock to the rights upon liquidation of the holders of any other capital stock in the Corporation; or

(B) Cancel or modify adversely and materially the voting rights as provided in Section 5 herein.

Section 8. Certain Adjustments.

(a) Dividend, Subdivision or Combination of Common Stock. If the Corporation shall, at any time or from time to time, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in or securities convertible into Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series F Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series F Preferred Stock shall be proportionately decreased. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b) Fundamental Transaction.  In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another entity, (iv) sale of all or substantially all of the Corporation's assets or (v) other similar transaction (other than any such transaction covered by Section 8(a), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each share of Series F Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor person resulting from such transaction to which such share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such share, if any); and, in such case, appropriate adjustment  shall be made with respect to such holder's rights under this Certificate of Designation to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to the Series F Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series F Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series F Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 8(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series F Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series F Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 30th day of December, 2015.

ORBITAL TRACKING CORP.
By:	/s/ David Phipps
Name:	David Phipps
Title:	Chief Executive Officer